Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2007 EARNINGS

Robbinsville, New Jersey, November 2, 2007 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its financial condition and results of operation for the three and nine months ended September 30, 2007. The Company’s consolidated net income for the three and nine months ended September 30, 2007 was $1.9 million and $5.6 million respectively. This represented an increase of $1.8 million for the same quarter of the prior year and an increase of $2.6 million for the nine month period. Earnings per share were $.06 and $.18 respectively.

For the three and nine months ended September 30, 2007 net interest income was $7.2 million and $21.2 million, compared to $6.9 million and $18.7 million for the same periods in 2006. For the nine months ended September 30, 2007 this represented an increase of 13.4% from the same period in the prior year.

At September 30, 2007 the Company had consolidated assets, deposits and equity of $876.9 million, $636.7 million and $222.6 million respectively.

“We are pleased to report that we were able to maintain earnings in the current quarter consistent with those reported for the second quarter this year, despite confronting weaker residential loan demand and elevated competition for deposits and commercial loans,” stated Peter A. Inverso, President and CEO. He added, “Earnings in the quarter were influenced by the successful completion of our first stock repurchase program and continued deposit rate pressure. Deposit rates offered in our market have remained high despite the Federal Reserve’s rate cut, and while we have been judicious in our rate offerings, we have seen a moderate increase in our cost of funds. On the loan side, competition for commercial loans has limited the opportunity to improve our asset yield, and we remain concerned about the apparent absence of a risk ingredient in the market’s pricing of commercial loans. Nonetheless, our net interest margin is very favorable.”

He further commented, “While earnings in the current quarter reflect a huge improvement compared to the third quarter in 2006, the comparison is skewed because the prior year’s results included the contribution to fund the Roma Bank Community Foundation as part of our initial public offering during that quarter.

Our third quarterly dividend was paid on October 24, 2007 to shareholders of record on October 10, 2007,” Mr. Inverso concluded.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.